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                                                                    Exhibit 23.1


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



        As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Complete Business Solutions, Inc. for the registration of an additional 350,000 shares (402,500 shares if the overallotment is exercised) of its common stock of our report dated January 29, 1997 (except with respect to the matter discussed in Note 13, as to which the date is February 11, 1997), of the consolidated financial statements of Complete Business Solutions, Inc. for the year ended December 31, 1996 and to all references to our Firm included in the Registration Statement on Form S-1 of Complete Business Solutions, Inc. (No. 333-32739) and incorporated by reference in this Registration Statement.


                                        /s/  Arthur Andersen LLP

Detroit, Michigan,
 August 19, 1997.